UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): November 26, 2013

CLEAN COAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-50053	26-1079442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer ID number)

295 Madison Avenue (12th Floor), New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (646) 710-3549

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 26, 2013, Clean Coal Technologies, Inc. (the “Company”) announced the appointment of Aiden Neary as Chief Financial Officer. Since October 2010, Mr. Neary has been exploring opportunities across the investment banking landscape and has also pursued private interests including charitable work.  From February 2010 to October 2010, he served as Managing Director and Chief of Staff for Global Equity at UBS in Stamford, Connecticut. From November 2006 to February 2010, Mr. Neary was Executive Director and Chief of Staff for Global Equity at UBS. From June 2003 to November 2006, he served as Executive Director and COO for the Global Commodity Business at UBS. Prior to that position, from February 2002 to June 2003, he was Director and Business Manager for Global Government Bond and Derivative business at UBS in London, and from August 2000 to February 2002, as Associate Director and Business Manager for Global Government Bond and Derivative Business at UBS in London. Prior to joining UBS, from January 2000 to July 2000, Mr. Neary was Manager and Head of Product Control for Fixed Income Derivatives at Schroders Investment Bank in London. From January 1995 to January 2000, he was Manager and Head of Product Control for Government Bonds and Derivatives at ING Barings.  Mr. Neary earned a degree in Accounting and Law from Kingston University in London (1990 – 1993), and is a Chartered Management Accountant since 1998.

Mr. Neary will be compensated for his service with an annual salary of $250,000 plus the grant of 5,000,000 shares of the Company’s restricted common stock vesting on appointment, plus an additional 5,000,000 shares vesting on December 1, 2014 subject to continued employment on the vesting date. A written employment agreement is being prepared and will be filed when it is completed.

Also on November 26, 2013, the Company announced the appointment of Scott Younger to the Company’s Board of Directors. Dr. Younger is a recognized leader in infrastructure development across Asia, having held a range of senior academic, consulting and business development roles in Hong Kong, Thailand and Indonesia over the past 35 years.  He has served as project manager and consultant in many World Bank and ADB funded road and water sector programs, with projects in 10 Asian countries. He was Team Leader for the UK and World Bank funded, award winning Master's Degree program in Highway and Transport Engineering at the Institute of Technology Bandung, 1986-93.

He currently serves as a Director of PT Nusantara Infrastructure Tbk, a public listed company, investing in infrastructure in Indonesia and for whom he chairs their joint venture (Louis Dreyfus Int’l) port operation in Lampung; and as Commissioner for the East Bali Poverty Project, a model in sustainable development. In 2003 he was awarded the OBE for services to civil engineering and British business interests in Indonesia. Dr. Younger is also President Commissioner of Glendale Partners, a leading infrastructure, natural resources, renewable energy and consulting firm based in Jakarta, Indonesia, and Chairman of the EuroCham Working Group on Infrastructure, and Senior Vice-Chairman of the International Business Chamber, with a particular remit to report on infrastructure. He is a current member of the Eurocham Board and  former Member of the Board of the British Chamber of Commerce (1996-2004 and 2010-2012), and responsible for preparing annual reports for government infrastructure. He is also a director of Prime Pacific Coal and Prime Pacific Gold (Singapore). Dr. Younger holds degrees in Engineering from Glasgow, UC Berkeley and Hong Kong.

Pursuant to the appointment, the Company shall compensate Dr. Younger for his service as a director by the grant of 1,000,000 shares of the Company’s restricted common stock vesting on appointment, plus the payment of an annual director’s fee of $25,000, payable in monthly installments beginning January 1, 2014.

Press releases announcing the above appointments are attached to this Report as exhibits.

Item 9.01 Financial Statements and Exhibits

EX 99.1 - Press release dated November 26, 2013 announcing A. Neary appointment

EX 99.2 – Press release dated November 26, 2013 announcing S. Younger appointment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 26, 2013

CLEAN COAL TECHNOLOGIES, INC.

/s/ Robin Eves

Robin Eves, Chief Executive Officer